Exhibit 10.5

[Final]

PROVIDE COMMERCE, INC.

Provide Commerce, Inc. Value Plan

Section 1. Purpose. The purpose of the Plan is to provide financial incentives and rewards to key executive and managerial employees of the Company and its Subsidiaries. The Plan also provides a means to attract and retain the executive and managerial talent needed to achieve the Company’s long-term growth and profitability objectives.

Section 2. Definitions.

As used in this Plan, the following terms have the corresponding meanings:

“Account” means the unfunded, bookkeeping account maintained to record the vested and unvested Appreciation Units awarded to each Participant under the Plan.

“Additional Amount” means the additional 25% Unit Benefit amount described in Section 7.2(c)(i) hereof.

“Adjusted Ending Unit Value” means, as of any Early Termination Date pursuant to Section 7.2(c), the lesser of (x) the Unit Value on the most recent Valuation Date before such Early Termination Date and (y) the Unit Value on the first Valuation Date after such Early Termination Date; provided, however, that if such an Early Termination Date occurs on a Valuation Date, the Adjusted Ending Unit Value shall equal the Ending Unit Value.

“Adjusted Equity Value” means, as of any date, the arithmetic result of (w) the Company Enterprise Value, less (x) Net Debt, less (y) the aggregate liquidation preference of any Designated Preferred Stock, and less (z) the Liberty Capital Return, in each case as of such date.

“Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Aggregate Merger Consideration” means the aggregate amount of all Merger Consideration, Option Consideration and Warrant Consideration (as such terms are defined in the Merger Agreement) payable to holders of Company Common Stock, Company Stock Options and Company Warrants (as such terms are defined in the Merger Agreement) outstanding immediately prior to the Effective Date. The Aggregate Merger Consideration shall also include, without limitation, the Retention Amounts (as defined in the Retention Agreements) paid by Liberty Media to the Escrow Agent (as defined in the Retention Agreements).

“Applicable Equity Percentage” means, as of any date, the percentage that (x) Effective Date Equity bears to (y) Total Outstanding Equity on such date. For the avoidance of doubt, as of the Effective Date, the Applicable Equity Percentage shall equal 100%.

“Appreciation Period” means, with respect to any Appreciation Units credited to a Participant’s Account hereunder and vested and payable as provided herein, the period beginning on the Grant Effective Date of such Appreciation Units and ending (i) on the applicable Regular Maturity Date with respect to such Appreciation Units, or (ii) in any of the circumstances described in Section 7.2, on the applicable Early Termination Date with respect thereto.

“Appreciation Unit” means the right to receive, in accordance with the provisions of the Plan, a payment based on the appreciation, if any, in the Unit Value during the relevant Appreciation Period.

“Approved Employment Agreement” means, with respect to any Award granted hereunder: (i) any Employment Agreement listed on Schedule 1 to this Plan, and (ii) any other Employment Agreement specifically designated as such by Board action taken after the Effective Date, to the extent that the Grant Agreement with respect to such Award states that such Award is subject to the terms and conditions of such Employment Agreement.

“Award” means the grant of a number of Appreciation Units which are allocated to a Participant’s Account in accordance with the provisions of the Plan.

“Beginning Unit Value” shall be determined as follows:

(i) For any Appreciation Period beginning on the Effective Date, the Beginning Unit Value shall be zero.

(ii) For any Appreciation Period beginning on a Grant Effective Date after the Effective Date, the Beginning Unit Value shall equal the Unit Value as of the most recent Valuation Date on or before such Grant Effective Date.

“Beneficiary” means any person designated in accordance with Section 13.1 to receive the amount, if any, payable under the Plan in the event of the death of a Participant.

“Board” means the Board of Directors of the Company.

“Cash” means, at any date, cash and cash equivalents (including short-term investments) of the Company and its consolidated subsidiaries on such date, as determined in accordance with GAAP.

“Cause” means any of the following with respect to a Participant: (i) a material breach by the Participant of any Employment Agreement between the Company or any of its Affiliates and the Participant, which breach Participant fails to remedy within 45 days after receipt of notice of such breach; (ii) a breach of Participant’s duty of loyalty to the Company, which breach Participant fails to remedy within 45 days after receipt of notice of such breach; (iii) Participant’s commission of any act of dishonesty or fraud with respect to the Company; (iv) the commission by Participant of a felony or other act causing material harm to the Company’s standing and reputation; or (v) Participant’s willful failure to perform his or her duties as an Employee (other than as a result of a Disability), which failure to perform Participant fails to remedy within 45 days after receipt of notice thereof. However, if “Cause” is defined in any Approved Employment Agreement between such Participant and the Company or any of its

Affiliates, then the definition of “Cause” provided in such Approved Employment Agreement shall control for purposes of any Award granted to such Participant hereunder.

“Certification” means the Certification and Acknowledgment Agreement in the form annexed hereto as Attachment B.

“Change in Control” means (i) the merger, consolidation or reorganization of the Company with any other company (or the issuance by the Company of its voting securities as consideration in a merger, consolidation or reorganization of a Subsidiary with any other company), other than any merger, consolidation or reorganization immediately following the effectiveness of which any combination of Liberty Media, its Affiliates and Designated Persons (as defined below) shall be the beneficial owners (as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act and any successor regulation) of, in the aggregate, at least 50% of the combined voting power of the outstanding voting securities of the Company or other entity surviving such merger, consolidation or reorganization; (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an entity at least 50% of the combined voting power of the voting securities of which is, in the aggregate, beneficially owned immediately after the sale or disposition by any combination of Liberty Media, its Affiliates and Designated Persons; or (iii) any sale, transfer or issuance of voting securities of the Company (including any series of related transactions) as a result of which Liberty Media, its Affiliates and Designated Persons shall cease to be the beneficial owners of, in the aggregate, at least 50% of the voting power of the voting securities of the Company. For purposes of this definition, “Designated Persons” means (A) the Chairman of the Board of Liberty Media on the Effective Date, (B) the Chief Executive Officer of Liberty Media on the Effective Date, (C) each of the members of the board of directors of Liberty Media on the Effective Date, and (D) the respective spouses, descendants, descendants of spouses and spouses of descendants, estates and heirs of any of the Designated Persons referred to in clauses (A), (B) and (C) above and any trust or other investment vehicle for the benefit of any Designated Person. For the avoidance of doubt, in the case of any event described in Section 9, the provisions of Section 9 shall be applied first before determining whether such event or any subsequent event constitutes a Change in Control within the meaning of this definition.

“Committee” means a committee appointed by the Board to administer the Plan, the members of which committee shall serve thereon at the pleasure of the Board.

“Company” means Provide Commerce, Inc., a Delaware corporation, subject to the terms of Section 9.1 of this Plan

“Company Enterprise Value” means, as of any date, the assumed total market capitalization of the Company on such date, as determined by appraisal pursuant to Section 6.2, assuming that the Company were a stand-alone, publicly-traded company with no outstanding indebtedness and a well-distributed shareholding in a liquid market with adequate public information. For the avoidance of doubt, in determining the Company Enterprise Value, the Qualified Appraiser will be instructed to disregard any liability of the Company to Participants under this Plan and the Appreciation Units granted hereunder and any Cash on hand.

“Competitor” means any entity that (x) markets or sells perishable goods over the Internet or by other interactive electronic means, whether now existing or hereafter invented (including without limitation sales by television where a customer is encouraged to make a reasonably contemporaneous purchase using the Internet, telephone, return path of an interactive television system or other electronic means), or (y) develops, maintains, or supports websites or other interactive or e-commerce marketplaces involved in such activities, or (z) is otherwise in competition with one or more of the businesses of the Company and its Affiliates as determined by the Committee in its sole discretion from time to time.

“Control” (including as used in other forms of that term), means possession of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporate Transaction” means any of the following transactions to which the Company is a party:

(a) any consolidation, merger or business combination involving the Company, or binding share exchange involving the stockholders of the Company, pursuant to which issued and outstanding equity securities of the Company possessing more than 50% of the total combined voting power of the then issued and outstanding equity securities of the Company would be transferred in exchange for, changed into, converted into or otherwise exchanged for cash, equity securities, indebtedness or other property of another Person (the “Purchaser” in connection with such Corporate Transaction) and Liberty Media, its Affiliates and Designated Persons will not beneficially own immediately after the transaction issued and outstanding equity securities of the Purchaser possessing 50% or more of the total combined voting power of the issued and outstanding equity securities of the Purchaser; or

(b) any sale or conveyance of the assets of the Company as an entirety or substantially as an entirety to another Person (the “Purchaser” in connection with such Corporate Transaction); or

(c) the liquidation or dissolution of the Company, or any sale or conveyance of all or substantially all the assets of the Company other than a sale or conveyance as described in clause (b) of this definition.

“Designated Preferred Stock” means (i) any outstanding shares of capital stock of the Company ranking senior to the common stock of the Company with respect to rights on liquidation, dissolution and winding-up, and that are not directly or indirectly convertible into, or exercisable or exchangeable for, common stock of the Company, other than (ii) any such outstanding shares of capital stock, the proceeds of which were paid or transferred to Liberty Media in a Disqualifying Distribution.

“Disability” and “Disabled” means a condition under which a Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health policy covering employees of the Company, or such other definition as may be prescribed by Section 409A.

“Disqualifying Distribution” means (i) any dividend or distribution to Liberty Media paid on or in respect of the common stock of the Company (other than any such dividend or distribution paid in shares of any class or series of common stock of the Company) or (ii) any other transfers or payments to Liberty Media without consideration, as a return of capital or otherwise, other than any such dividends, distributions, transfers or payments to the extent that the aggregate amount thereof does not exceed the aggregate amount of Unlevered Free Cash Flow applied to reduce the Liberty Capital Return in accordance with clause (c)(ii) of the definition of such term. For the avoidance of doubt, (x) any transfers or payments to Liberty Media pursuant to the Tax Liability Allocation and Indemnification Agreement between the Company and Liberty Media, as amended from time to time, and (y) any transfers or payments to Liberty Media in respect of allocations and other reimbursable expenses incurred by Liberty Media on the Company’s behalf, shall not constitute Disqualifying Distributions.

“Early Termination Date” means a date determined in accordance with Section 7.3 hereof.

“Effective Date” means the effective date of the Merger.

“Effective Date Equity” means (a) the product of 1.25 times the number of shares of common stock of the Company outstanding on the Effective Date, determined immediately following the effectiveness of the Merger, as such number of shares shall be adjusted from time to time as a result of any stock dividend, stock split, reverse stock split, reclassification, recapitalization, merger, reorganization or other similar action affecting such outstanding shares, less (b) the number of shares repurchased or redeemed by the Company for value after the Effective Date.

“Eligible Part-Time Employee” means an Employee whose regular work schedule (excluding vacation and sick days to which such employee is entitled under then-applicable Company policy and excluding overtime and any other non-regularly scheduled work) is at least 20 hours per week but less than 40 hours per week.

“Employee” means an active and regular employee of the Company or of any Subsidiary who is not classified as a temporary, seasonal, leased, contingent and/or contracted worker. For purposes of the Plan and this definition of “Employee,” a “regular employee” of the Company or of any Subsidiary shall mean a full-time or part-time employee of the Company or any Subsidiary who: (i) is classified by the Company or any Subsidiary as eligible to receive health or welfare benefits from the Company or any Subsidiary and (ii) is issued an IRS Form W-2 by the Company or any Subsidiary for tax reporting purposes. Notwithstanding anything in the Plan to the contrary, an “Employee” shall not include any individual (i) who is classified as an independent contractor by the Company or any Subsidiary, (ii) who is provided compensation by or through an employee leasing or staffing company or other third-party agency or organization, (iii) whose compensation from the Company or any Subsidiary is not subject to tax withholding or does not provide a basis upon which employer contributions may be made by the Company or any Subsidiary to an employee benefit plan, or (iv) who is classified by the Company or any Subsidiary as a leased employee or contingent worker, in each case during the period the individual is so described in one or more of clauses (i) through (iv) even if such individual is later retroactively reclassified as a common-law employee of the Company or of any Subsidiary during all or any portion of such period pursuant to applicable law or otherwise.

“Employment Agreement” means, with respect to any Participant, any agreement to which such Participant and the Company or any Subsidiary is a party, relating to the employment or compensation of such Participant, including without limitation any such agreement relating to a covenant not to compete with the Company, non-disclosure of confidential or proprietary information of the company, the ownership or assignment of inventions and/or other intellectual property, or similar matters.

“Ending Unit Value” means, for any Appreciation Period, the Unit Value as of the most recent Valuation Date on or before the date that such Appreciation Period ends.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusive Consulting Arrangement” means an arrangement substantially as provided for in Sections 7.2(c)(ii)(x) and 7.2(c)(vi) hereof.

“Full-Time Employee” means an Employee whose regular work schedule (excluding vacation and sick days to which such employee is entitled under then-applicable Company policy and excluding overtime and any other non-regularly scheduled work) is at least 40 hours per week.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Liability Release” means the General Release in the form annexed hereto as Attachment A.

“Good Reason” means, with respect to any Participant that is a Full-Time Employee or Eligible Part-Time Employee, the occurrence of any of the following after the Effective Date without the written consent of such Participant: (i) a material diminution in the position, duties, responsibilities, title or office of such Participant, (ii) a reduction by the Company of the salary, or a material reduction by the Company of the benefits or any other form of remuneration to which such Participant is entitled, or a material change in the basis upon which such Participant’s salary, benefits or other form of remuneration payable by the Company is determined, or (iii) a relocation of such Participant’s position to another location 50 miles or more from the current location of such position or, in the case of such an event following a Change in Control, the location of such position immediately prior to such Change in Control; in each case, other than any such change or occurrence provided for or contemplated in the Merger Agreement or in any Employment Agreement to which such Participant is a party. However, if “Good Reason” or a similar concept is defined in any Approved Employment Agreement between such Participant and the Company or any of its Affiliates, then such definition shall control for purposes of any Award granted to such Participant.

“Grant Agreement” is defined in Section 27.

“Grant Effective Date” means the date on which a grant of Appreciation Units is made to a Participant, or such other date (which may, without limitation, be the date on which a Participant first becomes eligible for an Award hereunder) on which the Board shall determine that a grant of Appreciation Units to a Participant is to be effective. It is contemplated (x) that the grant of Appreciation Units hereunder to Participants who are Full-Time Employees or Eligible Part-Time Employees of the Company on the Effective Date, shall have a Grant Effective Date on and as of the Effective Date, and (y) that any grant of Appreciation Units hereunder to Participants who are hired by the Company as Full-Time Employees or Eligible Part-Time Employees following the Effective Date, shall have an initial Grant Effective Date on and as of the April 1 that follows the applicable Participant’s start-date. Notwithstanding anything in the foregoing to the contrary, a given Grant Effective Date is a function of Plan administration subject to the discretion of the Board at the time of grant.

“Indebtedness” means, with respect to the Company and its consolidated subsidiaries, (i) all indebtedness for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property and (iv) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, in each case for the Company and its consolidated subsidiaries on a consolidated basis.

“Liberty Capital Return” means an amount determined as follows:

(a) At the Effective Date, the Company shall establish an unfunded bookkeeping account, which shall be used to record Liberty Media’s capital investment in the Company in respect of the Aggregate Merger Consideration, plus an 8% cumulative return, reduced by Unlevered Free Cash Flow.

(b) At the Effective Date, this unfunded bookkeeping account will equal the Aggregate Merger Consideration.

(c) At the end of each fiscal year of the Company ending after the Effective Date, for such fiscal year (and, with respect to any Valuation Date that occurs after the Company’s most recent fiscal year-end, at such Valuation Date, for the portion of the Company’s current fiscal year ending on such Valuation Date), such unfunded bookkeeping account shall be (i) increased by an amount equal to an 8% annual return on the opening balance in the account at the beginning of such period, calculated on the basis of the actual number of days elapsed in such period over a year of 365 days and (ii) decreased by an amount equal to Unlevered Free Cash Flow for such fiscal year (or portion thereof). In the case of the first fiscal year of the Company ending after the Effective Date, such fiscal year shall be deemed to have begun on the Effective Date, for all purposes of this definition.

(d) If any portion of the Retention Amounts (as defined in the Retention Agreements) is indefeasibly re-paid to Liberty Media after the Effective Date pursuant to the

Retention Agreements, such unfunded bookkeeping account shall be reduced by that portion of the Retention Amounts actually so received by Liberty Media, as of the date so received.

(e) The balance in such unfunded bookkeeping account as of any fiscal year-end of the Company or other Valuation Date shall be the Liberty Capital Return of the Company as of such date, for all purposes of this Plan.

“Liberty Media” means Liberty Media Corporation, a Delaware corporation, subject to the terms of Section 9.2 of this Plan.

“Maximum Unit Number” means 2,400,000.

“Merger” means the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of December 4, 2005, among the Company, Liberty Media and Merger Sub.

“Merger Sub” means Barefoot Acquisition, Inc., a Delaware corporation and indirect wholly owned subsidiary of Liberty Media.

“Net Debt” means, with respect to the Company and its consolidated subsidiaries as at any date, the arithmetic result (which may be a positive or negative number, or zero) equal to (i) the aggregate principal amount of, and accrued interest, penalties and premium with respect to, all Indebtedness of the Company and its consolidated subsidiaries on such date (other than (x) any Indebtedness of the Company to Liberty Media incurred to fund any portion of the Aggregate Merger Consideration or (y) any Indebtedness of the Company, the proceeds of which were paid or transferred to Liberty Media in a Disqualifying Distribution), minus (ii) the amount of cash and cash equivalents (including short-term investments) on the consolidated balance sheet of the Company and its consolidated subsidiaries on such date, determined in accordance with GAAP.

“Non-Eligible Employee” means any Employee who is not either a Full-Time Employee or an Eligible Part-Time Employee.

“Participant” means an Employee who is selected to participate in the Plan as provided in Section 3.2.

“Participant Representative” means the representative appointed from time to time by the holders of a majority of the outstanding Appreciation Units under the Plan.

“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity.

“Plan” means this Provide Commerce, Inc. Value Plan, as the same may hereafter be amended from time to time.

“Public Offering” means the occurrence of any of the foregoing: (i) any offering of shares of common stock of the Company that is registered or required to be registered under the Securities Act (other than pursuant to a registration statement on Form S-8 or any successor form), (ii) any spin-off, split-off or other transaction affecting shares of common stock of the Company if, after giving effect to such spin-off, split-off or other transaction any series of common stock of the Company is registered or required to be registered under Section 12(b) or 12(g) of the Exchange Act, or (iii) any other transaction or event following which any series of common stock of the Company is registered or required to be registered, or (in one or a series of transactions) is converted into or exchanged for securities of a class (or securities that are convertible into or exchangeable for securities of a class) that is registered or required to be registered, under Section 12(b) or 12(g) of the Exchange Act; provided, that in each case the shares of common stock so registered are listed for trading on a national securities exchange or admitted for quotation on the National Market tier of The Nasdaq Stock Market.

“Purchaser” is defined in the definition of Corporate Transaction, above.

“Qualified Appraiser” is defined in Section 6.2(a).

“Regular Maturity Date” is defined in Section 6.1 hereof.

“Retention Agreements” means each of (i) the Retention Agreement by and among William Strauss, the Company and Parent and (ii) the Retention Agreement by and among Abraham Wijnperle, the Company and Parent, each executed contemporaneously with the Merger Agreement.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time, and the Treasury regulations and other guidance issued thereunder.

“Securities Act” is defined in Section 8.2(c).

“Separation From Service” (and variations on the form of such term) means a separation from service with the Company within the meaning of Section 409A.

“Subsidiary” means (i) any corporation, limited liability company, partnership or other entity a majority of the voting power of which is owned, directly or indirectly, by the Company and (ii) any other entity in which the Company directly or indirectly holds an interest and that is designated by the shareholders of the Company or their as eligible to have its employees participate in the Plan.

“Total Outstanding Equity” means, as of any date, (x) the number of shares of common stock of the Company outstanding on such date plus (y) the product of 0.25 times the number of shares of common stock of the Company outstanding on the Effective Date, determined immediately following the effectiveness of the Merger (as such latter number of shares of common stock shall be adjusted from time to time as a result of any stock dividend, stock split, reverse stock split, reclassification, recapitalization, merger, reorganization or other similar action affecting such outstanding shares), plus (z) the number of shares of common stock of the Company issuable upon the conversion, exercise or exchange of any outstanding securities of the Company convertible into, or exercisable or exchangeable for, shares of common stock of the Company (to the extent such securities may be converted, exercised, or exchanged either for no consideration or for consideration having a fair market value on such date less than the fair market value on such date of the shares of common stock issuable upon such conversion, exercise or exchange); provided, however, that all such convertible, exercisable or exchangeable securities shall be deemed to have been converted, exercised or exchanged on a “cashless” basis (that is, the issuance of shares of common stock in exchange for such convertible, exercisable or exchangeable securities, on such a basis that the fair market value of the aggregate number of shares so issued shall equal the amount by which such convertible, exercisable or exchangeable securities are “in-the-money”).

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Internal Revenue Code Section 152(a), as the same may be amended from time to time), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, or such other definition as may be prescribed by Section 409A.

“Unit Benefit” means the benefits payable pursuant to Section 8.1 of the Plan with respect to each vested Appreciation Unit credited to a Participant’s Account, and “Unit Benefits” shall mean the aggregate benefits payable pursuant to Section 8.1 with respect to all vested Appreciation Units credited to a Participant’s Account.

“Unit Value” means, as of any date, the mathematical result of (i) the Adjusted Equity Value as of such date, times (ii) the Applicable Equity Percentage on such date, times (iii) 20%, divided by (iv) the Maximum Unit Number.

“Unlevered Free Cash Flow” means, for the Company and its consolidated subsidiaries for any fiscal period, the arithmetic result of (i) Cash Flow from Operations, less (ii) Capital Expenditures, in each case as would be reflected on a statement of cash flows of the Company and its consolidated subsidiaries for such fiscal period prepared in accordance with GAAP, less (iii) equity-based compensation relating to Awards under this Plan, determined in accordance with GAAP applied on a basis consistent with Liberty Media’s consolidated financial statements for such fiscal period, plus (iv) any Cash Paid for Interest deducted in determining the Net Income of the Company for such fiscal period, to the extent such interest relates to any Indebtedness of the Company, the proceeds of which were paid or transferred to Liberty Media in a Disqualifying Distribution.

“Valuation” is defined in Section 6.2(b)(i)

“Valuation Date” means the date as of which the Adjusted Equity Value is determined for purposes of calculating the Unit Value hereunder, which shall be December 31 of each year that Appreciation Units granted under this Plan are outstanding, commencing December 31, 2006. The Committee may set additional Valuation Dates between such annual Valuation Dates, so long as the setting of any additional Valuation Date shall not result in the delay of the Valuation in connection with any Regular Maturity Date.

“Valuation Objection” is defined in Section 6.2(b)

“Valuation Report” is defined in Section 6.2(a).

Section 3. Administration; Designation of Participants; Maximum Number; Limitations on Grants.

3.1 Administration. Except as provided under the terms of the Plan, the Board and the Committee shall each have the general discretionary responsibility and authority for the administration of the Plan; provided, however, that the Committee may not grant Awards under the Plan, amend or terminate the Plan, or take any other actions which the Plan provides will be taken by the Board, except as the Board may otherwise authorize from time to time pursuant to Section 3.2 of the Plan. The Committee shall have the discretionary authority to establish from time to time policies, procedures and guidelines for the administration of the Plan and the discretionary authority to construe and interpret the terms of the Plan (including the discretionary authority to determine eligibility for benefits under the Plan) and any such policies, procedures and guidelines, provided, however, that any such policies, procedures, guidelines, constructions and interpretations shall be subject to, and may be superseded by, any contrary policies, procedures, guidelines, constructions or interpretations adopted by resolution of the Board. Unless otherwise required by applicable law or regulation, members of the Committee may also be participants in the Plan; provided, however, that to the extent any determination of the Committee directly affects the rights or benefits of any member of the Committee, such member shall recuse himself or herself from participation in any such determination (however, no such recusal shall be necessary with respect to determinations that may affect Plan participants or classes of Plan participants generally). To the extent, in accordance with the preceding sentence or otherwise, the members of the Committee are unable to act with respect to any matter relating to the administration of the Plan, administration of the Plan with respect to such matter shall be carried out by the Board. Any and all powers granted to the Committee under the Plan (including without limitation any such powers granted to the Committee in its “sole discretion”, or words to that effect) shall also belong to (and may also be exercised by) the Board, and any exercise of any such powers by the Board shall supersede any contrary action by the Committee.

3.2 Designation of Participants. Key employees of the Company and its Subsidiaries shall be eligible to participate in the Plan, provided that such individuals are Employees. The Board may, from time to time and in its sole discretion, select those Employees who shall become Participants in the Plan, and determine the number of Appreciation Units to be awarded to any such Participant and the terms and conditions that shall apply to any such Award (which eligibility and other terms and conditions may vary). The Board shall consult with the chief executive officer of the Company in determining which Employees shall become Participants and the number of Appreciation Units to be awarded to any Participant and the Board may, in its discretion, delegate any or all of its authority hereunder to the Committee.

3.3 Maximum Number; Limitations on Grants. The number of Appreciation Units outstanding at any time hereunder shall in no event exceed the Maximum Unit Number. Prior to the second anniversary of the Effective Date, the number of Appreciation Units outstanding at any time hereunder shall not exceed 75% of the Maximum Unit Number, without the prior consent of the Board. No Person shall be granted Awards hereunder with respect to more than 500,000 Appreciation Units in any calendar year.

Section 4. Vesting.

4.1 Vesting Schedule. Except as otherwise provided in Section 5 or as the Committee may otherwise determine, a Participant’s interest in the Appreciation Units awarded to him or her under the Plan shall vest in accordance with the following schedule, beginning on (a) if the Grant Effective Date occurs during the first 15 days of a calendar month, the first day of such calendar month, and (b) if the Grant Effective Date occurs following the 15th day of a calendar month, the first day of the next calendar month:

Period of Continuous Employment Following Such Date	Cumulative Vested Percentage
Less than 12 months	0%

At least 12 months, but less than 24 months	25%, plus 2.0833% for each full month over 12

At least 24 months, but less than 36 months	50%, plus 2.0833% for each full month over 24

At least 36 months, but less than 48 months	75%, plus 2.0833% for each full month over 36

At least 48 months	100%

4.2 Continuous Service; Breaks in Service. Solely for purposes of Section 4.1, and unless the Committee in its sole discretion otherwise determines, (a) a Participant’s period of continuous employment with the Company shall mean continuous service as a Full-Time Employee and/or Eligible Part-Time Employee for the relevant vesting period, provided that any period during which the Participant was an Employee but not a Full-Time Employee or Eligible Part-Time Employee shall not be included in the period of continuous service but shall not be deemed to be a break in service (which would otherwise terminate the employee’s continuity of service), and any such continuous service as a Full-Time Employee and/or an Eligible Part-Time Employee shall include such service with any Subsidiary, and (b) a Participant’s period of continuous employment with the Company following the Grant Effective Date shall mean a period commencing on the day immediately following the applicable Grant Effective Date, and thus vesting shall occur on the applicable anniversary dates of the Grant Effective Date (provided, however, if any period of service is disregarded under Section 5.5 in determining a Participant’s vested interest, then vesting shall occur on the applicable dates coinciding with the completion of the required period of continuous employment following the Grant Effective Date). To the extent that the application of the Vested Percentage specified in Section 4.1 would otherwise result in vesting of fractional Appreciation Units, then the number of such Appreciation Units that first vest shall be the next higher whole number of Appreciation Units and the remaining unvested fractional Appreciation Units with respect to such Award shall be forfeited.

Section 5. Special Vesting Provisions.

5.1 Termination For Cause. If a Participant’s employment with the Company and its Subsidiaries is terminated for Cause, then, notwithstanding any other provision of the Plan, such Participant’s interest in any and all Appreciation Units credited to his or her Account, whether or not then vested, shall be forfeited immediately upon the giving of notice of such termination, and no Unit Benefits or other consideration whatsoever shall be payable with respect to such Participant.

5.2 Corporate Transaction. Immediately prior to the effective date of a Corporate Transaction within the meaning of clause (c) of the definition of such term, all outstanding Appreciation Units shall become 100% vested. In the event of a Corporate Transaction within the meaning of clause (a) or (b) of the definition of such term, the then outstanding Appreciation Units may be assumed by, or replaced with substantially equivalent appreciation rights, stock options or other substantially equivalent rights by, the Purchaser (an “Award Exchange”). If, in any such event, the Purchaser does not undertake an Award Exchange, all outstanding Appreciation Units (other than any Appreciation Units forfeited or subject to forfeiture under Section 5.5(a)) shall become 100% vested, effective immediately prior to the effective time of such Corporate Transaction.

5.3 Termination Following Change in Control. If (a) a Change in Control occurs and a Participant is a Full-Time Employee or an Eligible Part-Time Employee at the time of such Change in Control, and (b) within 12 months after such Change in Control, such Participant Separates From Service, as a result of (i) a termination of employment by the Company or an applicable Subsidiary without Cause or (ii) a voluntary termination of employment by the Participant for Good Reason, then immediately prior to the effectiveness of such Separation From Service, any unvested Appreciation Units credited to the Participant’s Account as of the date of such Separation From Service (other than any Appreciation Units forfeited or subject to forfeiture under Section 5.5(a)) shall become 100% vested. For the avoidance of doubt, a transaction or series of related transactions may constitute both a Change in Control and a Corporate Transaction, and in such case the provisions of Section 5.2 and 5.3 of this Plan shall each apply, in that order.

5.4 Other Separation From Service. Except as otherwise provided in Section 5.1 [Termination for Cause], Section 5.3 [Termination Following Change in Control] or any Approved Employment Agreement, if a Participant experiences a Separation From Service for any reason (whether voluntary or involuntary, and including without limitation any termination of a Participant’s employment resulting from the death or Disability of the Participant) any and all unvested Appreciation Units as of the date such Separation From Service is effective shall be forfeited and any and all vested Appreciation Units as of such date shall be payable in accordance with Section 7.2.

5.5 Change in Status.

(a) Change in Status from Full-Time Employee to Eligible Part-Time Employee. If a Participant who is a Full-Time Employee becomes an Eligible Part-Time Employee, or if the number of hours normally worked by an Eligible Part-Time Employee is reduced but the Participant remains an Eligible Part-Time Employee, then (i) as of the date such change in status is effective, that percentage of any unvested Appreciation Units that is proportional to the percentage of hours by which such Employee’s regular work schedule was reduced shall be forfeited, and (ii) any vested Appreciation Units shall be payable on the Regular Maturity Dates in accordance with Section 7. If any Participant who is subject to the foregoing sentence has unvested Appreciation Units that vest in more than one tranche, or tranches of vested Appreciation Units to which more than one Appreciation Period applies, then forfeiture or payment, as applicable, shall be made with respect to the applicable proportional amount of each tranche; provided that, if such forfeiture or payment would otherwise result in the forfeiture or payment of fractional Appreciation Units, then to the extent necessary to prevent the forfeiture or payment of fractional Appreciation Units, in the discretion of the Committee, (A) the total number of Appreciation Units to be so forfeited or paid shall be rounded to the next lower whole number of Appreciation Units, and/or (B) the number of Appreciation Units so forfeited or paid shall be adjusted by rounding the tranche that was or would be the last to vest to the next higher number and the other fractions of an Appreciation Unit shall be forfeited.

(b) Change in Status to Non-Eligible Employee. If a Participant who is a Full-Time Employee or an Eligible Part-Time Employee becomes a Non-Eligible Employee, then, to the extent permitted by applicable law, at the date such change in status is effective, all such Participant’s unvested Appreciation Units shall be forfeited, and all such Participant’s vested Appreciation Units shall be payable on the Regular Maturity Dates in accordance with Section 7.

(c) Leaves of Absence. Notwithstanding any other provision of this Section 5.5, a Full-Time Employee or an Eligible Part-Time Employee who temporarily changes status or takes an authorized leave of absence (including, without limitation, as a result of a condition which could, with the passage of time, cause a Participant to become Disabled), in either case for a period generally not to exceed 12 months, may, if the Committee shall in its sole discretion so consent, have the provisions of subsection (a) or (b), as applicable, suspended during the period of such temporary change of status; provided, however, that, during the period in which such Participant is in such temporary status:

(i) if, but for the provisions of this subsection (c) such Participant would be subject to the provisions of subsection (b) of this Section 5.5, then (x) no Appreciation Units shall vest during the period of such temporary change in status; and (y) for purposes of vesting under Section 4.1, the period of such temporary change in status shall not be included in calculating the Participant’s period of continuous employment, but shall not be deemed to be a break in service for purposes of the continuity of service requirement for vesting;

(ii) if, but for the provisions of this subsection (c) such Participant would be subject to the provisions of subsection (a) of this Section 5.5, then the provisions of subclauses (x) and (y) of clause (i) of this subsection (c) shall apply, but only with respect to the applicable percentage of such Participant’s Appreciation Units corresponding to the reduction in such Participant’s work schedule; and

(iii) if after six months (or such other period as the Committee shall in its sole discretion determine) such Participant has not returned to his or her prior status,

then the provisions of subsection (a) or (b), as the case may be, shall apply, effective as of the date such Participant’s change in status first became effective;

and further provided that the provisions of this Section 5.5 shall not in any event apply in the case of a Participant who has become Disabled (in which case the provisions of Section 7.2(b) shall apply) or is otherwise unable, by reason of any medically determined physical or mental impairment, to perform such Participant’s essential duties as an Employee, notwithstanding any reasonable accommodation that can be provided by the Company that would allow such Participant to perform such essential duties. Nothing in this Plan shall prevent the Company from terminating the employment of any Employee at any time, whether or not such Employee is at such time absent on leave, and if there is Cause for any such termination of employment, as defined in this Plan, such termination of employment shall be a termination for Cause for all purposes hereof (provided, however, that clause (v) of the definition of “Cause” shall not apply during the term of any authorized leave).

(d) Change in Control. Notwithstanding any other provision of this Section 5.5, if a Change in Control shall occur, the provisions of subsections (a) and (b) of this Section 5.5 shall be automatically suspended during the 12 month period following such Change in Control, for each Participant who was a Full-Time Employee or an Eligible Part-Time Employee at the time of such Change in Control.

Section 6. Unit Benefits at Maturity.

6.1 Regular Maturity Dates. For each Award granted to a Participant under this Plan, a number of Appreciation Units equal to 25% of the Appreciation Units originally comprising such Award shall become payable in accordance with the terms of this Plan as of May 15th in each of calendar years 2007, 2008, 2009 and 2010, provided that such Award remains outstanding as to such Appreciation Units on such dates (each such date, the “Regular Maturity Date” with respect to such Appreciation Units). For the avoidance of doubt, upon the payment of the Unit Benefits relating to any Appreciation Units hereunder, whether such Appreciation Units become payable as a result of a Regular Maturity Date or an Early Termination Date, such Appreciation Units shall thereupon automatically terminate and the Participant shall no longer be entitled to any appreciation of the Unit Value with respect thereto.

6.2 Determination of Adjusted Equity Value.

(a) Qualified Appraisal. At least once each calendar year that Appreciation Units are outstanding under this Plan (beginning in the first quarter of calendar year 2007 for the Valuation Date of December 31, 2006), the Board shall engage a qualified independent investment bank or other third-party valuation firm with recognized expertise in valuing business entities comparable to the Company (each, a “Qualified Appraiser”) to determine the Company Enterprise Value (as defined in this Plan) as of the most recent Valuation Date. The Board shall provide to the Qualified Appraiser such information with respect to the Company, including (i) the Company’s financial statements for the preceding five full fiscal years and any periods during the current fiscal year for which financial statements are available and (ii) the Company’s most recent five-year financial and operating plan (as prepared by management and approved by the Board), and such guidance regarding valuation methodology, including relevant metrics, comparable companies or transactions and the like, as the Board may deem appropriate, together with such additional information as such Qualified Appraiser may reasonably request in connection with such determination. Such determination of Company Enterprise Value shall be completed as promptly as practicable but in any event within 75 days after the applicable Valuation Date. The determination of Company Enterprise Value made by the Qualified Appraiser, together with the Company’s calculation of Adjusted Equity Value and Unit Value based thereon, shall be set forth in a report (each, a “Valuation Report”), a copy of which shall be made available to all holders of Awards hereunder. Subject to Section 6.2(b), the Valuation Report shall be the final and binding determination of Company Enterprise Value as of the relevant Valuation Date. Notwithstanding the foregoing, (i) if a Corporate Transaction occurs following the most recent Valuation Date, then the Company Enterprise Value shall be determined by the Board in good faith, taking into account the value implied by the consideration paid in such Corporate Transaction, for any Early Termination Date between the date such Corporate Transaction occurs and delivery of the next Valuation Report, and (ii) if an Early Termination Event occurs more than 90 days after the most recent Valuation Date, the Board shall have authority to make such adjustments to the determination of Company Enterprise Value set forth in the Valuation Report for such Valuation Date as the Board deems appropriate to take into account changes or events occurring after such Valuation Date that the Board believes would affect the determination of Company Enterprise Value as of the date of such Early Termination Event. Any adjustment to Company Enterprise Value made by the Board pursuant to the preceding sentence shall be set forth in a notice to the holders of outstanding Awards hereunder.

(b) Valuation Objections. The amount set forth in any Valuation Report (or, in the case of an Early Termination Date, if applicable, in any notice by the Board to holders of Awards pursuant to the last sentence of Section 6.2(a)), as the Company Enterprise Value shall be final and binding on the Company and each Participant for all purposes of this Plan, until superseded by the Valuation Report for the following year (or, in the case of an Early Termination Date, if applicable, by a later-dated notice by the Board pursuant to the last sentence of Section 6.2(a)), unless, within 10 calendar days after the date that any such Valuation Report or notice is first made available by the Company to the Participants, either (i) Liberty Media or (ii) the Participant Representative, advises the Company in writing (a “Valuation Objection”) that, in such party’s judgment, the amount set forth in such Valuation Report or Board notice does not fairly reflect the true Company Enterprise Value as of the relevant Valuation Date; and in such event, the Company Enterprise Value as of such date shall be determined as follows:

(i) The party delivering the Valuation Objection shall select a second Qualified Appraiser, which shall make a determination of the Company Enterprise Value (as defined in the Plan) as of the relevant Valuation Date within 25 days following the delivery of the Valuation Objection to the Company. (Such determination of Company Enterprise Value, the determination of Company Enterprise Value made pursuant to Section 6.2(a), and any determination of Company Enterprise Value made by a third Qualified Appraiser pursuant to Section 6.2(b)(iii) are each referred to in this Section 6.2(b) as a “Valuation”.)

(ii) If the greater of such two Valuations is less than 110% of the lesser of such two Valuations, the Company Enterprise Value as of the relevant Valuation Date shall be the arithmetic average of such two Valuations.

(iii) If the greater of such two Valuations is greater than 110% of the lesser of such two Valuations, then a third Qualified Appraiser shall be selected by the first two Qualified Appraisers, which third Qualified Appraiser shall make a determination of the Company Enterprise Value (as defined in the Plan) as of the relevant Valuation Date within 25 days following the delivery of the Valuation prepared pursuant to Section 6.2(b)(i). In such case the Company Enterprise Value as of such Valuation Date, for all purposes of the Plan, shall be the arithmetic average of the two of such three Valuations closest in value (or, if there is no pair of Valuations closest in value, the arithmetic average of all three such Valuations).

If the Company Enterprise Value as of any Valuation Date is determined by this Section 6.2(b), then (x) such determination shall be final and binding upon the Company and each Participant for all purposes of the Plan, (y) the Company shall prepare and make available to each holder of Awards hereunder a revised Valuation Report, setting forth the Company Enterprise Value as of such Valuation Date as so determined, together with the Company’s recalculations of Adjusted Equity Value and Unit Value, and (z) absent computational error, the amounts set forth on any such Valuation Report, shall be final and binding on the Company and each Participant for all purposes of the Plan, until superseded by the Valuation Notice for a subsequent Valuation Date.

Section 7. Early Termination.

7.1 General. Prior to the Regular Maturity Date of any Appreciation Units credited to a Participant’s Account, such Participant shall not be entitled to receive any Unit Benefits or other payments in respect of such Appreciation Units (whether or not vested), except as provided in this Section 7.

7.2 Early Termination Dates. Notwithstanding anything herein to the contrary, a Participant shall become entitled to receive payment in respect of any vested Appreciation Units credited to such Participant’s Account and then outstanding upon the following circumstances:

(a) Termination Without Cause; Termination For Good Reason. If, prior to the Regular Maturity Date with respect to any Appreciation Units, a Participant experiences a Separation From Service as a result of (i) a termination of employment by the Company and its Subsidiaries without Cause or (ii) a voluntary termination of employment by such Participant for Good Reason, the date of such Separation From Service shall constitute an Early Termination Date for all purposes hereunder.

(b) Death or Disability. If, prior to the Regular Maturity Date with respect to any Appreciation Units, a Participant dies or becomes Disabled, the date of such death or Disability shall constitute an Early Termination Date for all purposes hereunder.

(c) Termination Without Good Reason.

(i) If, prior to the Regular Maturity Date with respect to any Appreciation Units, a Participant experiences a Separation From Service as a result of a voluntary termination of employment by such Participant without Good Reason, (A) the date of such Separation From Service shall constitute an Early Termination Date for all purposes hereunder, and (B) the amount of the Unit Benefits payable to such Participant in respect of all vested Appreciation Units credited to the Account of such Participant as of such Early Termination Date shall be equal to 75% of the Unit Benefits otherwise determined pursuant to Section 8.1(b), provided, however, that if such Participant elects to comply with the General Liability Release and, subject to Section 25(a), the Exclusive Consulting Arrangement, and to execute and deliver to the Company, pursuant to this Section 7.2(c), the General Liability Release and the Certification, then, subject to clause (ii) of this Section 7.2(c), the amount of the Unit Benefits payable to such Participant in respect of the vested Appreciation Units credited to the Account of such Participant as of such Early Termination Date shall be equal to 100% of the Unit Benefits with respect to such Appreciation Units as determined pursuant to Section 8.1(b). Subject to Section 25(b), the aggregate amount payable to a Participant that voluntarily Separates From Service without Good Reason shall be payable as follows:

First: For each Appreciation Unit credited to the Account of such Participant that is vested as of such Early Termination Date, an amount equal to 50% of the amount, if any, by which the Ending Unit Value of such Appreciation Unit exceeds the Beginning Unit Value of such Appreciation Unit shall be paid, without interest, pursuant to Section 8.2(b) on the 30th day following such Early Termination Date (provided that if such date is not a regularly scheduled payroll date, such payment may be made on the next regular Company payroll date).

Second: If the amount of such first payment is less than 75% of the total Unit Benefits relating to the Appreciation Units credited to the Account of such Participant that are vested as of such Early Termination Date, as determined pursuant to Section 8.1(b), then the amount of such deficiency shall be paid, without interest, pursuant to Section 8.2(b) on the May 15 following such Early Termination Date (provided that if such date is not a regularly scheduled payroll date, such payment may be made on the next regular Company payroll date, and provided that if such May 15 is less than 30 days following such Early Termination Date, such payment may be made at the same time as the payment provided for in the immediately preceding paragraph).

Third: If such Participant has complied with the provisions of Section 7.2(c)(ii) so as to increase, from 75% to 100%, the percentage of Unit Benefits payable to such Participant, and the aggregate amount of the first and second payments to such Participant under this Section 7.2(c)(i) is less than 100% of the total Unit Benefits relating to the Appreciation Units credited to the Account of such Participant that are vested as of such Early Termination Date, as determined pursuant to Section 8.1(b), then the amount of such deficiency (the “Additional Amount”) shall be paid, without interest, pursuant to Section 8.2(b) on the first anniversary of such Early Termination Date (provided that if such date is not a regularly scheduled payroll date, such payment may be made on the next regular Company payroll date).

(ii) In order to increase, from 75% to 100%, the percentage of Unit Benefits payable to a Participant who voluntarily Separates From Service without Good Reason, the Participant (x) shall make himself available to the Company for consulting services for a period of one year immediately following the date of the Participant’s voluntary Separation

From Service, subject to and on the basis set forth in Section 7.2(c)(vi) (the “Exclusive Consulting Arrangement”), (y) shall not, at any time following such voluntary Separation From Service, disparage the Company or any of its Affiliates or make or publish any communication that reflects adversely upon such entities, including communications concerning the Company or its Affiliates, as well as their respective current or former shareholders, directors, officers, employees or agents, or directly solicit any employees of the Company or any of its Affiliates to leave their employment or indirectly aid in the solicitation of such employees, and (z) shall execute and deliver the General Liability Release and the Certification (certifying that he or she has fully complied with the General Liability Release, the Exclusive Consulting Arrangement and the non-disparagement and non-solicitation obligations under Section 7.2(c)(ii)(y) during such consulting period).

(iii) The Participant shall promptly notify the Company in writing of any change in the mailing address for the Participant’s principal residence or of other relevant information to enable the Company, in accordance with Section 23, to communicate with the Participant (or, as applicable, his or her Beneficiary). If the Participant fails to notify the Company of any change in the address of the Participant’s principal residence or of any other relevant information to enable the Company to communicate with the Participant (or, as applicable, his or her Beneficiary), the Company, in accordance with the Plan and applicable law, shall be liable, if at all, only for the payment of the Additional Amount and shall not be subject to liability or otherwise be responsible for or obligated to provide any interest or other payment associated with any delay in the payment of the Additional Amount. Whether or not a Participant elects to comply with the provisions of Section 7.2(c)(ii) as required to receive the Additional Amount, such Participant shall notify the Company in writing if he or she intends to, or does, provide services to or otherwise act (in any capacity, including without limitation as an employee, officer, director, partner, manager, member, consultant or advisor) on behalf of any Competitor or directly solicit any employees of the Company or any of its Affiliates to leave their employment or indirectly aid in the solicitation of such employees.

(iv) If a Participant executes and delivers to the Company the General Liability Release and the Certification, but fails to comply with his or her obligations under the Exclusive Consulting Arrangement or otherwise breaches the promises and covenants contained therein (either before or after the execution and delivery of such General Liability Release and Certification), the Company shall have the right to the immediate return, in cash, of the Additional Amount, if any, theretofore paid to the Participant (or, as applicable, his or her Beneficiary) upon the provision of written notice of same by U.S. Mail or delivery service to the last known address of the Participant’s principal residence on the Company’s books and records. If the Participant (or, as applicable, his or her Beneficiary) fails to return the Additional Amount to the Company within 10 days after delivery of such notice by the Company, the Company shall be entitled to pursue all rights and remedies the Company or any of its affiliates may have at law, in equity or otherwise to recover such Additional Amount.

(v) If any portion of the Exclusive Consulting Arrangement is determined by a court of competent jurisdiction to be invalid, void, unenforceable or to exceed the limitations permitted by applicable law, the remaining provisions of the Exclusive Consulting Arrangement shall nevertheless continue in full force without being impaired or invalidated and the provisions determined to be invalid, void, unenforceable or to exceed permitted limitations shall be reformed to the maximum limitations permitted by applicable law.

(vi) The consulting services contemplated pursuant to Section 7.2(c)(ii)(x) shall relate to such matters within the scope of Participant’s employment with the Company prior to the Early Termination Date as reasonably requested from time to time by the Company. Such services shall not require Participant to work more than 25 hours per month, or more than 2.5 hours in any day. Participant shall be an independent contractor and shall determine his or her own days and hours as a consultant, as well as the location from which he or she provides any services requested by the Company. During the term that Participant is required to make himself available for consulting services to the Company, Participant shall not without the prior written consent of the Company provide services to or otherwise act (in any capacity, including without limitation as an employee, officer, director, partner, manager, member, consultant or advisor) on behalf of any Competitor. Participant shall not have any liability to the Company for any consulting services performed or requested by the Company pursuant to the Exclusive Consulting Arrangement. If Participant makes himself available to the Company and otherwise complies with his or her obligations under Section 7.2(c)(ii) and this Section 7.2(c)(vi), Participant shall be entitled to receive the Additional Amount, even if the Company does not avail itself of any consulting services pursuant to the Exclusive Consulting Arrangement. Anything contained in Section 7.2(c)(ii) or this Section 7.2(c)(vi) to the contrary notwithstanding, if as a result of the Exclusive Consulting Arrangement Participant would be deemed not to have experienced a Separation From Service, then Section 7.2(c)(ii)(x) shall not apply to such Participant, and Participant’s right to receive the Additional Amount as provided in this Section 7.2(c) shall be based solely on the provisions of Section 7.2(c)(ii)(y) and (z) and delivery of the General Liability Release and Certification (as appropriately modified to reflect the absence of the Exclusive Consulting Arrangement).

(d) Unforeseeable Emergency. In the event of an Unforeseeable Emergency, a Participant may request an accelerated payout of that portion of the aggregate Unit Benefits related to vested Appreciation Units credited to such Participant’s Account that is not more than the amount necessary to satisfy the emergency and pay taxes reasonably anticipated as a result of the payout, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or by liquidation of the Participant’s other assets. Upon receipt of any such request, the Committee shall determine, in its sole judgment, whether such an Unforeseeable Emergency exists and, if so, the amount of the accelerated payout required to be made to such Participant pursuant to this Section 7.2(d), and such determination shall be final and binding on such Participant for all purposes hereof. In any such event, if the Committee determines that an Unforeseeable Emergency exists, the date of such determination shall constitute an Early Termination Date for purposes of this Section 7.2(d). For the avoidance of doubt, the amount of any accelerated payout pursuant to this Section 7.2(d) shall in no event exceed the aggregate Unit Benefits related to those Appreciation Units credited to such Participant’s Account as are vested on such Early Termination Date.

Section 8. Payment of Benefits.

8.1 Amount of Unit Benefit. Subject to the provisions of the Plan, a Participant (or, as applicable, his or her Beneficiary) shall be entitled to receive, with respect to each vested Appreciation Unit credited to his or her Account that has become payable pursuant to Section 6.1 or Section 7.2, a benefit (the “Unit Benefit”) equal to the amount determined as follows, payable as provided in Section 8.2:

(a) In the case of any vested Appreciation Unit that has become payable pursuant to Section 6.1, Section 7.2(a), or Section 7.2(b), the amount, if any, by which the Ending Unit Value of such Appreciation Unit exceeds the Beginning Unit Value of such Appreciation Unit.

(b) In the case of any vested Appreciation Unit that has become payable pursuant to Section 7.2(c), the Unit Benefit with respect to such Appreciation Unit shall be the amount, if any by which the Adjusted Ending Unit Value of such Appreciation Unit exceeds the Beginning Unit Value of such Appreciation Unit (but in no event less than 50% of the amount, if any, by which the Ending Unit Value of such Appreciation Unit exceeds the Beginning Unit Value of such Appreciation Unit); however, the payment to which such Participant is entitled shall be determined pursuant to Section 7.2(c).

(c) In the case of any vested Appreciation Unit that has become payable pursuant to Section 7.2(d), the Unit Benefit with respect to such Appreciation Unit shall be the amount, if any, by which the Ending Unit Value of such Appreciation Unit exceeds the Beginning Unit Value of such Appreciation Unit; however, the payment to which such Participant is entitled shall be determined pursuant to Section 7.2(d).

(d) For the avoidance of doubt, if the Ending Unit Value for the applicable Appreciation Period does not exceed the Beginning Unit Value with respect to that Appreciation Period, then the Appreciation Units whose value is measured with respect to such Appreciation Period will have no value and no Unit Benefits will be payable with respect to those Appreciation Units (or with respect to the termination of those Appreciation Units).

8.2 Form and Payment of Unit Benefits.

(a) General Rule. Except to the extent otherwise provided in Section 7.2(c), and subject to Section 25(b), for all vested Appreciation Units that become payable pursuant to Section 6.1 or Section 7.2 hereof, the Unit Benefits payable in respect thereof shall be paid in a single installment on a date determined as follows: (i) in the case of a payment in respect of a Regular Maturity Date, such Regular Maturity Date (provided that if such date is not a regularly scheduled payroll date, such payment may be made on the next regular Company payroll date), and (ii) in the case of a payment in respect of an Early Termination Date, the 30th day following such Early Termination Date (provided that if such date is not a regularly scheduled payroll date, such payment may be made on the next regular Company payroll date).

(b) Form of Payment. Any and all amounts payable by the Company to any Participant (or, as applicable, his or her Beneficiary) under the Plan may be paid in the form of (i) cash, (ii) subject Section 8.2(c), shares of any class or series of publicly-traded capital stock of Liberty Media, valued at the volume weighted average price of such shares on The New York Stock Exchange or the National Market tier of The Nasdaq Stock Market on the date of delivery of such shares (as determined by the Committee in good faith, based on Bloomberg or a comparable, generally accepted source of market price information), or (iii) any combination of cash and, subject Section 8.2(c), such shares, as the Company in its discretion shall determine.

(c) Requirements for Delivering Shares. Notwithstanding Sections 8.2(b)(ii) and (iii), the Company shall not be entitled to deliver shares of a series of publicly-traded capital stock of Liberty Media in payment of Unit Benefits or any other amounts payable by the Company hereunder to any Participant unless (i) the re-sale of such shares by each such Participant has been duly registered under the Securities Act of 1933, as amended (the “Securities Act”), or may be effected without registration pursuant to an available exemption from the registration requirements of such Act, and (ii) a reputable broker-dealer, that is a member of the National Association of Securities Dealers, Inc., stands ready to sell such shares on behalf of all Participants that choose to do so (either directly or through a prime broker or clearing agency that is a member of a national or regional securities exchange) at market on the date of delivery by the Company, for standard fees and commissions not greater than the lowest fees and commissions then charged by such broker-dealer to its best retail customers.

Section 9. Successors.

9.1 Successors to the Company. In the event of any merger, consolidation, reorganization, statutory share exchange, conversion of the Company from a corporation to a limited liability company or other legal entity or other transaction affecting the Company, that results in the exchange or conversion of the Common Stock for or into equity securities of (a) the successor to the Company in such transaction (a “Company Successor”) or (b) any Person of which the Company or such successor is a wholly owned subsidiary after giving effect to such transaction (a “Company Successor Parent”), then (i) all references herein to the Company shall mean and refer to such Company Successor or Company Successor Parent, as applicable, (ii) all references herein to any common stock of the Company shall mean and refer to the equity securities or ownership interests of such Company Successor or Company Successor Parent, as applicable, into which such common stock shall have been converted (or for which it shall have been exchanged) and (iii) such Company Successor or Company Successor Parent, as applicable, shall assume this Plan, and be bound hereby, to the same extent as the Company (whether or not such Person formally adopts the Plan or enters into a joinder agreement or similar instrument with respect to this Plan or any Grant Agreement hereunder). For the avoidance of doubt, this Plan shall continue to be binding upon the Company notwithstanding any change in ownership of the Company.

9.2 Successors to Liberty Media.

(a) In the event of any merger, consolidation, reorganization, statutory share exchange, conversion of Liberty Media from a corporation to a limited liability company or other legal entity or other transaction affecting Liberty Media, that results in the exchange or conversion of any class of common stock of Liberty Media for or into equity securities of (a) the successor to Liberty Media in such transaction (a “Liberty Successor”) or (b) any Person of which Liberty Media or such successor is a wholly owned subsidiary after giving effect to such transaction (a “Liberty Successor Parent”), then, if (but only if) such Liberty Successor or Liberty Successor Parent is the beneficial owner (as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act and any successor regulation) of equity securities of the Company representing at least 50% of the combined voting power of the total outstanding equity securities of the Company, (i) all references in this Plan to Liberty Media shall thereafter mean and refer to such Liberty Successor or Liberty Successor Parent, as applicable, and (ii) all references herein to any class or series of common stock of Liberty Media shall mean and refer to the equity securities or ownership interests of such Liberty Successor or Liberty Successor Parent, as applicable, into which such class or series of common stock of Liberty Media shall have been converted (or for which it shall have been exchanged).

(b) If Liberty Media (or, without limiting the generality of this Section 9, a Liberty Successor Parent) effects a spin-off, split-off or other distribution of the shares of a subsidiary of Liberty Media (or Liberty Successor Parent) (such subsidiary, a “spin-off entity”) that is the beneficial owner (as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act and any successor regulation) of equity securities of the Company representing at least 50% of the combined voting power of the total outstanding equity securities of the Company, and the shares of any series of capital stock of such spin-off entity are registered under Section 12(b) or 12(g) of the Exchange Act, and listed on The New York Stock Exchange or included on the National Market tier of The Nasdaq Stock Market, then (i) all references in this Plan to Liberty Media shall thereafter mean and refer to such spin-off entity, and (ii) all references herein to any class or series of common stock of Liberty Media shall mean and refer to the equity securities or ownership interests of such spin-off entity.

Section 10. Non-Alienation of Benefits. Except insofar as applicable law may otherwise require, (i) no Appreciation Units, rights or interests of Participants under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any such units, rights or interests shall be void; and (ii) to the full extent permitted by law, the Plan shall in no manner be liable for, or subject to, claims, liens, attachments or other like proceedings or to the debts, liabilities, contracts, engagements, or torts of any Participant.

Section 11. No Right to Participation or Employment. No employee of the Company, any Subsidiary or any other entity controlled by the Company shall at any time have the right to be selected as a Participant in the Plan or, having been selected as a Participant and granted an Award, to be granted any additional Award. No Participant shall at any time have any right to receive payments under the Plan except as provided under Section 7. Neither the action of the Company in establishing the Plan or any action taken by it or by the Board or the Committee thereunder, nor any provision of the Plan, nor participation in the Plan, shall (i) give to any person the right to be retained in the employ of the Company or any Subsidiary or other entity, (ii) interfere in any way with the right of the Company or any Subsidiary or other entity to discharge or terminate any person at any time without regard to the effect such discharge or termination may have upon such person’s rights, if any, under the Plan, or (iii) cause any Participant to be (or be deemed to be) a shareholder of the Company.

Section 12. Taxes. The Company may make such provisions and take such actions as it deems necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to Appreciation Units or payments made under the Plan.

Section 13. Payments to Persons Other Than Participants.

13.1 Designation and Change of Beneficiary. Each Participant shall file with the Committee, on a form prescribed for such purpose by the Committee (or on such other form as the Committee, in its sole discretion, may deem acceptable), a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan in the event of the Participant’s death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. In the case of any election that may be made by a Beneficiary of a Participant hereunder, such election shall not be valid unless agreed to by all then-designated Beneficiaries of such Participant. If, and to the extent, an effective written beneficiary designation has not been made as of the Participant’s death (or, if none of the designated Beneficiaries shall survive the Participant), then any Unit Benefits payable with respect to the Participant following his or her death shall be paid to, and the Beneficiary for purposes of the Plan shall be deemed to be, the Participant’s estate.

13.2 Payments to Non-Beneficiaries/Non-Participants. If any person to whom any amount is payable under the Plan has died or if the Committee shall find that such person is unable to care for his or her affairs because of illness or accident, then any payment due to such person may, if the Committee so directs the Company, be paid to his or her estate, spouse or other relative, an institution maintaining or having custody of the person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan, the Committee and the Company therefor.

Section 14. Missing Persons. If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after two years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Company, and within three months after such mailing such person has not made written claim therefor, the Committee, if it so elects, may direct that such payment and all remaining payments that are or may become otherwise due to such person be canceled. Upon such cancellation, the Company shall have no further liability therefor; provided, however, that appropriate provision shall be made to credit such payments, without interest, if such person subsequently makes a claim therefor.

Section 15. No Liability of Committee and Board Members. No member of the Committee or the Board shall be personally liable by reason of any contract or other instrument executed by such person on his or her behalf in his or her capacity as a member of the Committee or the Board, or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless its Affiliates, each member of the Committee, each Board member, and each employee of the Company or any of its Affiliates to whom any duty or power relating to the administration or interpretation of the Plan may be delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

Section 16. Other Plans. Nothing contained in the Plan is intended to amend, modify or rescind any previously approved compensation plans, programs or arrangements entered into by the Company or any Subsidiary or other entity. NO AWARD OF APPRECIATION UNITS OR PAYMENT UNDER THE PLAN SHALL BE CONSTRUED AS COMPENSATION UNDER ANY OTHER EXECUTIVE COMPENSATION OR EMPLOYEE BENEFIT PLAN OF THE COMPANY OR ANY SUBSIDIARY OR OTHER ENTITY, EXCEPT AS SPECIFICALLY PROVIDED IN ANY SUCH PLAN OR AS OTHERWISE PROVIDED BY THE COMPANY. In case any provision of any summary, or prior version, of the Plan shall be inconsistent with the terms set forth herein, the terms set forth herein, or in any amendment hereof, shall be controlling.

Section 17. Amendment, Suspension or Termination. The Board by resolution duly adopted may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment, suspension or termination of the Plan shall adversely affect the rights of any Participant with respect to any vested Awards already made under the Plan, without such Participant’s written consent. Notwithstanding anything in the foregoing to the contrary, the Board by resolution duly adopted may, with prospective or retroactive effect, (a) amend or suspend the Plan or any portion thereof at any time for the purpose of rendering the Plan consistent with applicable law; and/or (b) acting in good faith after consulting with the Participant Representative, modify the method for valuing Appreciation Units upon the occurrence of a Public Offering. The Plan may not be terminated except in compliance with applicable law.

Section 18. Claims Procedures.

(a) A Participant may notify the Committee in writing of a claim for benefits under the Plan. If the claim is denied, the Committee (in accordance with the discretionary authority of the Committee to construe and interpret the terms of the Plan) will provide the claimant with written notice specifying the reason for denial and indicating the Plan provisions on which the denial is based, and explaining what additional information (if any) the claimant should submit to prove that he or she is entitled to the benefit claimed. Generally, except as otherwise required by law, notice of denial must be communicated within 90 days after receipt of the claim, although this period may be extended for up to 90 more days under special circumstances. If an extension is necessary, the claimant will be notified within the first 90-day period. If the Committee does not provide the claimant with written notice of its decision regarding the claim, within the applicable time period, the claim will be deemed denied as of the last day of the applicable claim period.

(b) If the Participant’s initial claim is denied (or deemed denied), the Participant will be given an explanation of the claims review procedures and at least 60 days to request a review of the claim. The claimant’s request for a review of the claim denial shall be made to the Committee. The claimant is entitled to review pertinent Plan documents and records and to submit issues and comments in support of the claim in writing. Except as otherwise required by law, the decision of the Committee on review will be made and communicated to the claimant in writing no later than 60 days after receipt of the request for review, unless there are special circumstances requiring an extension of up to 60 additional days. If an extension is necessary, the claimant will be notified within the first 60-day period. A Participant must exhaust his or her rights under the Plan’s claims procedures before the Participant may pursue his or her claim in court.

Section 19. Captions. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not, in any manner, define or limit the scope or intent of any provisions of the Plan.

Section 20. Governing Law. The Plan and all rights thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the principles of the conflicts of laws thereof.

Section 21. Severability. If any provision of the Plan is held to be void, illegal, unenforceable or otherwise in conflict with the law governing the Plan, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the other provisions of the Plan shall remain in full force and effect.

Section 22. Expenses. All expenses of administering the Plan shall be borne by the Company.

Section 23. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder shall be deemed to be duly given only if made in writing and personally delivered, mailed by first class, certified or registered mail, postage prepaid, sent by a major national delivery service, or sent by telecopier (if confirmation of successful transmission is obtained by the sender) and, unless notified otherwise by a party, addressed to:

With respect to the Company:

Provide Commerce, Inc.

5005 Wateridge Vista Drive

San Diego, CA 92121

Attn: General Counsel

Facsimile: (858) 638-4708

With respect to a Participant (or, as applicable, his or her Beneficiary), such communications shall be addressed to the Participant’s last known principal residence (or, if such Participant is then a Full-Time Employee or Eligible Part-Time Employee, the Participant’s principal work address) as provided in the books and records of the Company, including any applicable telecopier information provided by such Participant. Any such communications shall be effective (i) upon receipt, if personally delivered, (ii) on the fifth day following the date of deposit in the mail, postage prepaid, if mailed, (iii) on the day of delivery if sent by major national delivery service, or (iv) at the time transmission to the recipient’s telecopier is completed (as shown by the receipt of confirmation of transmission), if sent by telecopier.

Section 24. Set Off. Notwithstanding anything in the Plan to the contrary, any and all amounts payable to any Participant under the Plan from time to time may, in the Committee’s sole discretion, be reduced or offset by any amounts then due or owing by such Participant to the Company or any of its Affiliates pursuant to or in accordance with any Employment Agreement or any other benefit or compensation plan, program, policy or arrangement maintained by the Company or such Affiliate.

Section 25. Section 409A.

(a) Notwithstanding any other provision of the Plan or any Grant Agreement, to the extent that any award would be subject to Section 409A, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A. To the extent that the Committee determines that the Plan or any Award is subject to Section 409A and fails to comply with the requirements of Section 409A, notwithstanding anything to the contrary contained in the Plan, the Committee reserves the right to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award in order to cause the Award to either not be subject to Section 409A or to comply with the applicable provisions of Section 409A.

(b) Notwithstanding any other provision of the Plan or any Grant Agreement, in the case of any Participant who is a “specified employee” (as defined in §1.409A-1(i) of the Proposed Regulations under Section 409A or any successor provision), payments otherwise due on account of his or her Separation from Service shall be delayed until the date that is six months after the date of such Separation from Service (or, if earlier, the date of death of the specified employee).

Section 26. Unsecured Creditor Status. Participants shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid in meeting its obligations under the Plan (it being understood that the Company has no obligation to make any such investments). Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or any Subsidiary and any Participant, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of such amount. Further, notwithstanding anything herein to the contrary, the Plan constitutes a mere promise of the Company to make benefit payments in the future and it is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

Section 27. Written Agreement. Each Award granted hereunder shall be evidenced by a written agreement (a “Grant Agreement”), each in such form and containing such terms and provisions not inconsistent with the provisions of this Plan as the Committee, in its discretion, from time to time shall approve; provided, however, that if more than one Award is granted to the same Participant, all such Awards may be evidenced by a single Grant Agreement with such Participant pursuant to this Section 27. Any Grant Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 17.

Section 28. Forfeiture for Misconduct. To the extent expressly provided in any Grant Agreement or other Employment Agreement between the Company and any Participant, the terms of this Section 28 will apply to such Participant with respect to all Awards granted hereunder (whether such Awards are granted pursuant to such Grant Agreement or otherwise):

28.1 Financial Restatements. If (a) a restatement of any financial statement of either the Company or the parent of the consolidated group of companies of which the Company is a member is required, (b) such restatement is due to material noncompliance with any financial reporting requirement under securities laws applicable to the Company or to the parent of its consolidated group, and (c) such noncompliance is a result of misconduct by an officer or employee of the Company, and if the Participant was involved in or responsible for such misconduct, such Participant will be subject to the remedies set forth in Section 28.3 of the Plan.

28.2 Inflation of Adjusted Equity Value. If (a) the Adjusted Equity Value as of any Valuation Date is, in the reasonable judgment of the Committee, higher than would have been the case had one or more facts or circumstances been disclosed to the Committee and (b) the omission of such disclosure is a result of misconduct by an officer or employee of the Company, and if the Participant was involved in or responsible for such misconduct, such Participant will be subject to the remedies set forth in Section 28.3 of the Plan.

28.3 Remedies. Under the circumstances described in Section 28.1 or Section 28.2 of the Plan:

(a) the Participant will repay to the Company any and all cash, shares of capital stock or other benefits received by the Participant under the Plan (whether such cash, shares of capital stock or other benefits were received before or after such breach), together with interest from the date of the Participant’s receipt of such cash, shares of capital stock or other benefits to the date reimbursement is made at the rate per annum equal to the prime rate of interest charged by the bank designated by the Committee plus 5% or, if lower, the maximum rate permitted by law; and

(b) the Participant will forfeit any and all vested and unvested Awards he or she may have under the Plan (whether such Awards were granted under the Grant Agreement containing such provision or another Grant Agreement under the Plan), and the Participant shall not be entitled to any further payment or right under the Plan, any Grant Agreement or otherwise with respect to any Awards granted under the Plan.

28.4 Construction. To the extent applicable, each Grant Agreement will include language substantially to the effect of Sections 28.1, 28.2 and 28.3 of the Plan, with such modifications as the Committee may approve either generally or as applied to any one or more Participants, it being acknowledged that a Grant Agreement may include language describing, for example, in what circumstances a Participant will be deemed to be involved in or responsible for misconduct.

Section 29. Effective Date. The Plan shall be effective as of the Effective Date.

Section 30. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to this Plan shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 30 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment following exhaustion of the claims procedures set forth in Section 18 above; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.

ATTACHMENT A

GENERAL RELEASE

FOR VALUABLE CONSIDERATION PAID, the receipt and sufficiency of which are hereby acknowledged, I,                                                          , for myself, my heirs, executors, administrators and assigns, do hereby release, acquit and forever discharge Provide Commerce, Inc. (“Provide”), its Subsidiaries, Affiliates and related entities, as well as all of their respective officers, directors, stockholders, members, partners, agents, employees and representatives (hereafter collectively, the “Provide Parties”), from all obligations, claims, demands, covenants, contracts, promises, agreements, liabilities, controversies, costs, expenses, attorneys’ fees, actions or causes of action whatsoever, whether known or unknown, I ever had or now have or claim to have against the Provide Parties from the beginning of the world to the day and date hereof, including any claim relating to the termination of my employment with Provide, and further including specifically but not exclusively, and without limiting the generality of the foregoing, any and all claims, demands and causes of action, known or unknown, arising out of any transaction, act or omission concerning my former employment by Provide and/or any of its Subsidiaries or Affiliates, and all claims of every kind that may arise under any federal, state or local statutory or common law, including the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Moore-Brown-Roberti Family Rights Act, the California Labor Code, and the California Occupational Health and Safety Act, Section 17200 of the California Business and Professions Code, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time; or any action arising in tort or contract. Capitalized terms used herein and not otherwise defined are used as defined in the Plan.

I hereby acknowledge that my attorney has advised me regarding, and that I am familiar with, the fact that certain state statutes provide that general releases do not extend to claims that I do not know or suspect to exist in my favor at the time I execute such a release, which if known by me may have materially affected my execution of the release. Being aware of such statutes, I hereby expressly waive and relinquish any rights or benefits I may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect. I also hereby specifically and knowingly waive the provisions of Section 1542 of the Civil Code of the State of California, which reads: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. Notwithstanding the provisions of Civil Code Section 1542 stated above and for the purpose of implementing a full and complete release and discharge of the Provide Parties, I expressly acknowledge that this General Release is intended to include in its effect all claims that I do not know or suspect to exist in my favor at the time I sign this General Release.

I hereby acknowledge that I am executing this General Release pursuant to Section 7.2(c) of the Provide Commerce, Inc. Value Plan (the “Plan”), and that certain consideration to be provided to me pursuant to Section 7.2(c) of the Plan is in addition to what I would have been entitled to receive in the absence of this General Release. I hereby acknowledge that I am executing this General Release voluntarily and with full knowledge of all relevant information and any and all rights I may have. I hereby acknowledge that I have been advised to consult with an independent attorney of my own choosing in connection with this General Release to explain to me the legal effect of the terms and conditions of this General Release. I hereby acknowledge that I am voluntarily and knowingly agreeing to the terms and conditions of this General Release without any threats, coercion or duress, whether economic or otherwise, and that I agree to be bound by the terms of this General Release. I acknowledge that I have been given 21 days to consider this General Release, and that if I am over the age of 40, I understand that I have 7 days following my execution of this General Release in which to revoke my agreement to comply with this General Release by providing written notice of revocation to the General Counsel of Provide no later than three business days following such period.

I further hereby covenant and agree that this General Release shall be binding in all respects upon myself, my heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the officers, directors, agents, employees, stockholders, members and partners and successors in interest of Provide, as well as all parents, subsidiaries, affiliates, related entities and representatives of any of the foregoing persons and entities.

IN WITNESS WHEREOF, I have signed this General Release this      day of             , 200    .

By:

Print Name:

Subscribed and sworn to before me this day of , 200 .

Notary Public
My Commission Expires___________________________________

ATTACHMENT B

CERTIFICATION AND ACKNOWLEDGMENT AGREEMENT

I have received and have had adequate opportunity to review a copy of the Provide Commerce, Inc. Value Plan (the “Plan”), I understand and agree that in connection with my voluntary termination of employment with Provide Commerce, Inc. and/or its Subsidiaries or Affiliates (“Provide”), I am entitled to receive benefits under Section 7.2(c) of the Plan, subject to the obligations imposed on and assumed by me, as described in Section 7.2(c) of the Plan, which I have read, understood, agreed to and complied with. Without limiting the generality of the foregoing, I hereby certify and agree that (a) during the twelve-month period following my last day of employment with Provide, I complied with the Exclusive Consulting Arrangement (as such term is defined in the Plan) and did not directly solicit any employees of Provide to leave their employment or indirectly aid in the solicitation of such employees, and (b) at no time following the termination of my employment with Provide have I disparaged or will I disparage Provide or make or publish any communication that reflects adversely upon such entities, including communications concerning Provide, its Subsidiaries or Affiliates, as well as the current or former shareholders, directors, officers, employees or agents of any of the foregoing. I further understand that neither the terms and conditions of the Plan nor this Certification and Acknowledgment Agreement creates any contractual or benefits obligations on the part of Provide (except as otherwise expressly provided in the Plan). Capitalized terms used herein and not otherwise defined are used as defined in the Plan.

Employee Name	Employee Signature

Subscribed and sworn to before me this day of , 200 .

Notary Public
My Commission Expires__________________________________________

Schedule 1

Approved Employment Agreements

1.	Executive Employment Agreement between Provide Commerce, Inc. and Blake Bilstad, dated March 15, 2004.

2.	Offer Letter to Rex Bosen from Provide Commerce, Inc., dated September 12, 2002, amended as of August 1, 2004.

3.	Executive Employment Agreement between Provide Commerce, Inc. and Eric Carlborg, dated September 12, 2005.

4.	Employment Agreement between Provide Commerce, Inc. and Steve Goldstein, dated July 1, 2004.

5.	Executive Employment Agreement between Provide Commerce, Inc. and Kevin Hall, dated July 23, 2001.

6.	Employment Agreement between Provide Commerce, Inc. and Anna Hansen, dated October 31, 2005.

7.	Employment Agreement between Provide Commerce, Inc. and Clark Howard, dated August 31, 2004.

8.	Employment Agreement between Provide Commerce, Inc. and John Kuehn, dated July 29, 2005.

9.	Employment Agreement between Provide Commerce, Inc. and Simon Leach, dated September 30, 2005.

10.	Employment Agreement between Provide Commerce, Inc. and Michael Lee, dated October 31, 2005.

11.	Offer Letter to Vladimir Raicevic from Provide Commerce, Inc., dated October 3, 2003, amended on November 11, 2005.

12.	Amendment and Restatement Employment Agreement between Provide Commerce, Inc. and William Strauss, dated February 24, 2003, amended by the First Amendment to Employment Agreement dated September 24, 2004, the Second Amendment to Employment Agreement dated September 9, 2005 and the Third Amendment to Employment Agreement dated December 4, 2005.

13.	Employment Agreement between Provide Commerce, Inc. and Abe Wijnperle, dated December 17, 1999, amended by the First Amendment to Employment Agreement dated August 5, 2002, the Second Amendment to Employment Agreement dated July 28, 2003, the Third Amendment to Employment Agreement dated September 9, 2005, and the Fourth Amendment to Employment Agreement dated December 4, 2005.